Exhibit 2.1

ENGLISH TRANSLATION

Shengyi Technology Co., Ltd.

and

TTM Technologies China Limited

on

Equity Interest Transfer Agreement

in relation to

Dongguan Meadville Circuits Limited

This Agreement is signed by the following parties on March 14, 2013 in Dongguan City, Guangdong Province.

Transferor: Shengyi Technology Co., Ltd.

Address:	5 Industrial West Road, Industrial Park Northern District, Songshan Lake Technology Industrial Park, Dongguan City.

Transferee: TTM Technologies China Limited

Address:	No.4 Dai Shun Street, Tai Po Industrial Estate, New Territories, Hong Kong.

Whereas:

1.	Under the approval (Yue Jing Mao Zi Pi Zi (1993) No. 0666) issued by the Department of Foreign Trade and Economic Corporation of Guangdong Province, the Transferor was incorporated and is registered and lawfully and effectively subsisting as a Sino-foreign joint stock company with limited liabilities under the laws of the People’s Republic of China (hereinafter referred to as “PRC”; and for the purpose of this Agreement, PRC does not include Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The registration number of the Transferor’s business license is 441900400120353.

2.	The Transferee was incorporated and is registered and lawfully and effectively subsisting as a limited liabilities company under the laws of Hong Kong Special Administrative Region of the People’s Republic of China (hereinafter referred to as “Hong Kong”). The number of the Transferee’s business registration certificate is 09942506-000.

3.

Under the approval (Yue Wai Jing Mao Zi Zi (2001) No. 796) issued by the Department of Foreign Trade and Economic Corporation of Guangdong Province, Dongguan Meadville Circuits Limited (hereinafter referred to as the “Target Company”) was incorporated and is registered and effectively subsisting as a Sino-foreign joint venture enterprise under the laws of the PRC. The registration number of its “Certificate of Approval for Establishment of Enterprises with

Investment of Taiwan, Hongkong , Macao and Overseas Chinese in the PRC” is Shang Wai Zi Yue Dong He Zi Zheng Zi [2001] No. 0032; the registration number of its Business License is 441900400053551; the number of its Institutional Code Certificate is 73412286-7; the number of its Tax Registration Certificate (National Tax) is Yue Guo Shui Zi 441900734122867; the number of its Tax Registration Certificate (Local Tax) is Yue Di Shui Zi441900734122867; and the number of its Customs Registration Code is 4419932519. The shareholding of the Target Company is owned as to 20% by the Transferor with capital contribution in the amount of US$15,600,000.00 and as to 80% by the Transferee with capital contribution in the amount of US$62,400,000.00, respectively.

4.	The Transferor intends to transfer its legitimately-owned 20% of the equity interest in the Target Company (hereinafter referred to as “Subject Equity Interest”) to the Transferee. Following completion of the transfer of the Subject Equity Interest, the Transferee will own 100% stake of the Target Company accordingly.

In respect of the transfer of the Subject Equity Interest in the Target Company mentioned above, the Transferor and the Transferee (hereinafter referred as to “Parties”) enter into this Agreement after full negotiation in accordance with the principle of equality and fairness as well as pursuant to the stipulations of the relevant laws.

Clause 1 Representations and Warranties

(1)	Transferor’s Representations and Warranties

(i)	Transferor has the full right and capacity to enter into this Agreement and has the ability to perform this Agreement.

(ii)	Transferor warrants that the Transferor is the lawful owner of the Subject Equity Interest. Transferor has the power to transfer the Subject Equity Interest to the Transferee. The Transferor warrants that the Subject Equity Interest is free from any mortgage, pledge or any other form of encumbrance or third party’s interests. Save for this Agreement, there is no other contract, agreement, binding arrangement, judgment, ruling or other legal or administrative proceedings or governmental investigations as a result of which any third party may entitle to any right to or interest in the Subject Equity Interest.

(iii)	All information and documents provided by the Transferor under this Agreement are true, accurate, complete and valid, and do not constitute misleading and false statements.

(iv)	Each of the authorized representatives of the Transferor has been duly authorized to represent the party to sign this Agreement and the legal documents relating to the transfer of the Subject Equity Interest. The execution and performance of this Agreement will not violate any business license, registration, articles of association and other incorporation documentation of the Transferor and will not violate any law, regulations and contractual documents binding on the Transferor.

(v)	The Transferor warrants that after the signing of this Agreement it will comply with the relevant laws and regulations for carrying out all the necessary formalities, getting all the necessary approvals, and obtaining the necessary rights in accordance with those laws and regulations, to sign this Agreement and perform its obligations under this Agreement.

(2)	Transferee’s Representations and Warranties

(i)	Transferee has the full right and capacity to enter into this Agreement and has the ability to perform this Agreement

(ii)	All information and documents provided by the Transferee under this Agreement are true, accurate, complete and valid, and do not constitute misleading and false statements.

(iii)	Each of the authorized representatives of the Transferee has been duly authorized to represent the party to sign this Agreement and the legal documents relating to the transfer of the Subject Equity Interest. The execution and performance of this Agreement will not violate any business license, registration, articles of association and other incorporation documents of the Transferee and will not violate any law, regulations and contractual documents binding on the Transferee.

(iv)	The Transferee warrants that after the signing of this Agreement it will comply with the relevant laws and regulations for carrying out all the necessary formalities, getting all the necessary approvals, and obtaining the necessary rights in accordance with those laws and regulations, to sign this Agreement and perform its obligations under this Agreement.

Clause 2 Determination and Payment of Consideration

(1)	Determination of the Consideration

(i)	With reference to the assessment made in the Asset Valuation Report “Lian Xin (Zheng) Ping Bao Zi (2013) No. A0007” dated January 16, 2013 issued by Guangdong Union Trust Evaluation Co., Ltd. and after negotiation between the Parties, the total price of the Target Company is RMB900,000,000.00 (which will not be changed and will not be affected by any factor). Accordingly, the Transferee agrees to acquire from the Transferor the Subject Equity Interest at a price based on the aforesaid total price of the Target Company.

(ii)	The Transferor agrees to transfer the Subject Equity Interest to the Transferee at the price of RMB180,000,000.00. The Transferee agrees to acquire from the Transferor the Subject Equity Interest at the aforesaid price.

(iii)	Each Party agrees the transfer price of RMB180,000,000.00 covers all the interests, risks and losses generated from the Target Company’s business activities on the valuation date as determined by Asset Valuation Report “Lian Xin (Zheng) Ping Bao Zi (2013) No. A0007” issued by Guangdong Union Trust Evaluation Co., Ltd. and up to the date of the signing of this Agreement and until completion of the change of the business registration of the Target Company to the Transferee with the State Administration of Industry and Commerce.

(2)	Payment Method and Payment Terms

(i)	The Transferee shall pay the consideration of RMB180,000,000.00 in RMB for the transfer of the Subject Equity Interest.

(ii)	Each Party agrees that the Transferee should pay the consideration of RMB180,000,000.00 after deduction of relevant charges required by the government authorities from the Transferor by way of remitting the balance to the bank account designated in writing by the Transferor in one single lump sum within 7 working days following (a) the date of completion of the formalities of the registration with the State Administration of Industry and Commerce of the change resulting from the transaction relating to the Subject Equity Interest and the transaction relating to the SYE Equity Interest Transfer Agreement (as defined in sub-clause (3) of Clause 3 below) or (b) the Transferor having paid the tax on behalf of the Transferee pursuant to sub-clause (2) of clause 2 of the SYE Equity Interest Transfer Agreement (or the obtaining from the tax authority of reply or certification that the Transferor is not required to pay tax), whichever is earlier.

Clause 3 Approval and Registration for Transfer of Equity Interest

(1)	After signing of this Agreement, the Transferor and the Transferee shall cooperate with the Target Company on the application for approval of the change of shareholder of the Target Company, change of registration or filing procedures and change of the business license with various governmental departments including the foreign trade and economic cooperation authority, State Administration of Industry and Commerce, State Administration of Foreign Exchange and tax authorities etc.

(2)	Both Parties agree that within 5 working days after the signing of this Agreement and obtaining of all the relevant board resolutions, shareholders’ resolutions, revised articles of association or amendment to articles of association of the Target Company, each Party will cooperate with the Target Company in the submission of the information to the foreign trade and economic cooperation authority for approval of the change of the Subject Equity Interest and then in completion of the registration of the change to the Subject Equity Interest with the State Administration of Industry and Commerce. The Target Company should submit to the State Administration of Industry and Commerce for processing the registration and other registration procedures for change on (a) the 28th day (if it is a public holiday, then the working day prior to it) following the obtaining of approval of the foreign trade and economic cooperation authority or (b) the day on which the Transferee pays RMB180,000,000.00 to the Transferor for the Subject Equity Interest, whichever is earlier. Following the obtaining of the approval from the foreign trade and economic cooperation authority and completion of the registration and the other registration procedures for change mentioned above, the Target Company should promptly provide copies of the documents obtained in the aforesaid processes to each of the Transferor and Transferee for records.

(3)	Both Parties further agree that this Agreement and the “Agreement between Shengyi Technology Co., Ltd. and TTM Technologies China Limited for Equity Interest Transfer in relation to Dongguan Shengyi Electronics Ltd.” (hereinafter referred to as “SYE Equity Interest Transfer Agreement”) are signed at the same time and linked to each other. The signing and implementation of these two agreements shall not be separated. The Parties shall actively cooperate together to ensure that the procedures and timing for obtaining approval regarding this Agreement and the SYE Equity Interest Transfer Agreement from the relevant approval authorities and the change of business registration in connection therewith are consistent with each other as much as possible.

(4)

In the event of failure to obtain approval from the approval authorities and/or to complete the change of business registration and other registrations for this Agreement and/or the SYE Equity Interest Transfer Agreement due to factor that is not prompted by either Party intentionally or due to either Party’s fault, both Parties shall immediately discharge this Agreement and the SYE Equity Interest Transfer Agreement and immediately terminate all procedures for the transfer of the Subject Equity Interest. The shareholding structure of the Target Company and Dongguan Shengyi Electronics Ltd. shall be reinstated to the original status immediately before the transfer of the Subject Equity Interest. The consideration paid by each Party should be returned to the other Party without interest. Simultaneously, each Party should actively cooperate together to sign the legal documents to discharge this Agreement and the SYE Equity Interest Transfer Agreement and promptly processing the procedures for seeking approval from the approval authorities and change of the business registration in relation to the reinstatement of the shareholding structure of the Target Company and Dongguan Shengyi Electronics Ltd.

(5)	In the event that this Agreement or the SYE Equity Interest Transfer Agreement will not be performed due to factor prompted by either Party intentionally or due to either Party’s material fault, that Party will be in breach of clause 7 of this Agreement or clause 7 of SYE Equity Interest Transfer Agreement and shall be liable for such breach accordingly.

Clause 4 Arrangement for Transitional Period and Inheritance of Rights and Obligations

(1)	During the period from the date of signing of this Agreement until the completion of registration of the change of shareholders with the relevant authorities (hereinafter referred as to “Transitional Period”), the Transferor shall seek the Transferee’s opinion before exercise of any rights or fulfillment of any obligations in relation to the Subject Equity Interest. In case the Transferor’s exercise of any right or fulfillment of any obligation in relation to the Subject Equity Interest gives rise to any loss to the Target Company or the Transferee, the Transferor shall bear the compensation liability.

(2)	On the day of completion of registration of this equity interest transfer with the State Administration of Industry and Commerce, the Transferee will become the shareholder owning 100% of the equity interest in the Target Company and the Transferee shall be entitled to all the shareholder’s rights and be liable for all the shareholder’s obligations as well.

Clause 5 The Parties’ Obligations

(1)	The Transferor’s Obligations:

(i)	To transfer all its equity interest in the Target Company in accordance with the provisions of this Agreement.

(ii)	To cooperate on the application of approval, change of registration or filing procedures relating to this transfer.

(iii)	To perform other obligations which are to be performed by a transferor in accordance with the provisions of this Agreement.

(2)	The Transferee’s Obligations:

(i)	To pay the consideration for the transfer of the Subject Equity Interest in accordance with the provisions of this Agreement.

(ii)	To cooperate on the application of approval, change of registration or filing procedures relating to this transfer.

(iii)	To perform other obligations which are to be performed by a transferee in accordance with the provisions of this Agreement.

Clause 6 Tax and Expenses

(1)	Each Party shall bear its own banking expenses in relation to its payment or receipt of the consideration for the transfer of the Subject Equity Interest.

(2)	Each Party shall bear its own taxes arising from the transfer of the Subject Equity Interest pursuant to the relevant laws.

(3)	Each Party shall pay the fees of the professionals engaged by it in relation to the transfer of the Subject Equity Interest.

(4)	The expenses in relation to seeking approval and change of business registration for the transfer of the Subject Equity Interest shall be borne by the Target Company.

Clause 7 Breach of Contract and Related Liabilities

A violation of any provision of this Agreement or failure to perform this Agreement completely by a Party will constitute a breach of this Agreement. In such case, the other Party has the right to seek for compensation for the loss suffered by it or other reasonable remedies. Having sought other remedies, the other Party is still entitled to seek compensation from the breaching Party for the loss suffered by it if such other remedies are not to able cover its loss completely.

Clause 8 Force Majeure

If this Agreement cannot be performed or is not performed completely as a result of any force majeure such as earthquake, typhoon, flooding, fire disaster, warfare or the act of government, the Party who has suffered from such force majeure shall notify the other Party of the force majeure and provide the other Party with details of the incident and the valid proof or reasons for the failure or the postponement of the performance within 7 days after the end of the force majeure. In such event, both Parties may agree to terminate this Agreement, or to discharge part of the obligations under this Agreement, or to postpone the performance of this Agreement after both Parties have assessed the impact of the force majeure on the performance of this Agreement.

Clause 9 The Formation and Effectiveness of this Agreement

(1)	This Agreement shall be formed on the date when signed by both Parties.

(2)	This Agreement shall become effective on the date when the following conditions are completely satisfied:

(i)	Resolution has been passed by the board of directors of the Target Company approving the transfer of its 20% equity interest from the Transferor to the Transferee.

(ii)	Resolutions have been passed by the board of directors and shareholders of the Transferor respectively, approving the transfer of the 20% of the equity interest held by the Transferor in the Target Company to the Transferee.

(iii)	Resolutions have been passed by the board of directors and shareholders of the Transferee respectively, approving its acceptance of the transfer of the 20% of the equity interest held by the Transferor in the Target Company.

(iv)	Approval has been granted by the relevant approval authority approving the transfer of the equity interest in the Target Company.

(3)	Each of Transferor and the Transferee should use its best endeavours to satisfy the conditions in sub-clause (2) above that have to be satisfied by it and should promptly notify the other party once a condition is satisfied by it. Both Parties should cooperate together to procure the satisfaction of the condition that is required to be satisfied by the Target Company and the condition for obtaining approval from the approval authority.

Clause 10 Governing Law and Dispute Resolution

(1)	This Agreement is governed by, and shall be construed in accordance with, the law of the PRC.

(2)	Any dispute arising from or in connection with this Agreement shall be settled through friendly consultation between the Transferor and Transferee. In case no settlement can be reached by consultation within a period of 30 days from the date when the dispute arose, either Party may refer the dispute to South China International Economic and Trade Arbitration Commission for arbitration in accordance with its arbitration rules. The arbitral award shall be final and binding on both Parties.

Clause 11 Others

(1)	Each of the Parties bears the confidentiality obligation. Each Party warrants that, without the prior consent from the other Party, it will not inform, provide or disclose to any third party with or of any matters relating to this Agreement, the Target Company or related information, or the confidentiality information of the other Party (other than the disclosure by each of the Parties and their respective direct or indirect controlling shareholders pursuant to law or regulations or disclosure that is made to their respective professional advisers/agents who bear similar confidentiality obligations).

(2)	This Agreement should be signed in ten counterparts, each of which will have the same legal effect. Each Party shall keep one signed counterpart, with the rest to be submitted to the relevant authorities for approval and registration purposes and the remaining counterparts thereafter to be kept by the Target Company.

(3)	If there is anything not covered by this Agreement, the Parties may discuss such matter and enter into supplemental agreement on such matter. The supplemental agreement carries the same legal effect together with this Agreement.

(No text on this page. This is the execution page of the Equity Interest Transfer Agreement relating to the equity interest in Dongguan Meadville Circuits Limited.)

Transferor: Shengyi Technology Co., Ltd. (Company chop affixed)

Legal Representative (Authorized Representative):

Transferee: TTM Technologies China Limited (Company chop affixed)

Legal Representative (Authorized Representative):

Date: March 14, 2013